EXHIBIT 99.1

OptimumBank Holdings, Inc. Reports Reduced Quarterly Losses

FORT LAUDERDALE, Fla., Nov. 14, 2011 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank, announced today that its quarterly losses substantially decreased during the third quarter ended September 30, 2011. The Company reported a net loss for the third quarter ended September 30, 2011 of approximately $0.6 million, or $.69 per basic share, compared to a net loss for the same period in the prior year of approximately $1.5 million, or $1.88 per share. The Company's 2011 third quarter results significantly improved compared to the previous quarter. In the quarter ended June 30, 2011, the Company recorded a net loss of approximately $2.0 million, or $2.40 per basic share.  Chairman of the Board Sam Borek said, "We are moving in a positive direction. Non-accrual loans and repossessed assets have been a significant drain on the Company's resources for over two years, but the Florida real estate marketplace is showing signs of stabilization."

The Company reported a net loss of $3.7 million or $4.50 per basic share for the nine-month period ended September 30, 2011 compared to a net loss of $6.8 million or $8.26 per basic share for the same period last year.  Provision for loan losses amounted to $0.7 million for the nine month period ended September 30, 2011 which is substantially less than the loan loss provision of $3.2 million for the same period last year.

The Company recently announced that it completed an $8.3 million common stock offering in a private placement and  also entered into a binding agreement to sell an additional $2.7 million in common stock to Moishe Gubin, a director of the Company, which is expected to be completed in the next 90 days. Assuming $11 million in new capital, OptimumBank's Tier One Leverage and Total Risk-Based Capital Ratios at September 30, 2011 on a pro forma basis would be 9.00% and 13.48%, respectively. These ratios would exceed the corresponding 8% and 12% ratios imposed under OptimumBank's Regulatory Consent Order with the FDIC and the Florida Office of Financial Regulation. With only the $8.3 million in capital, OptimumBank's Tier One Leverage and Total Risk-Based Capital Ratios at September 30, 2011 on a pro forma basis would be 7.36% and 11.29%, respectively, and slightly below the ratios imposed by the Consent Order.

Mr. Gubin noted, "The Company has been proactive in reducing overhead expenses over the last several months. With the new capital in place, returning to profitability in the shortest time possible is our highest priority." The Company is expecting lending to increase significantly with an expanded product line. They also will be offering new and innovative deposit products during the first quarter of 2011 to attract lower cost deposits. Mr. Gubin also said, "Business leads are abundant and we are expecting shareholder value to grow."

The Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Sam Borek, Chairman of the Board
         Richard L. Browdy, President
         (954) 776-2332